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                                                                    EXHIBIT 11.1

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
               (in millions, except share and per share amounts)

                                                               THREE MONTHS
                                                              ENDED FEBRUARY
                                                              --------------
                                                                   2000
                                                                   ----
Numerator for basic and diluted EPS -- earnings available to
  common stockholders.......................................   $        887
                                                               ============
Denominator for basic EPS-weighted average number of common
  shares(1).................................................    484,576,498
Effect of dilutive securities
  Restricted stock units....................................     11,964,215
  Stock options.............................................      8,846,331
                                                               ------------
Dilutive potential common shares............................     20,810,546
                                                               ------------
Denominator for diluted EPS-weighted average number of
  common shares and dilutive potential common shares........    505,387,044
                                                               ============
Basic EPS...................................................   $       1.83
Diluted EPS.................................................           1.76

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(1) Includes common stock and nonvoting common stock as well as restricted stock units awarded to employees for which no future service is required as a condition to the delivery of the underlying shares of common stock.